Silk Road Medical Reports Second Quarter 2021 Financial Results

SUNNYVALE, Calif. – July 29, 2021 – Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the quarter ended June 30, 2021.

“Our second quarter results reflect excellent commercial execution and broad strength across our business, as TCAR utilization increased in all segments of our trained physician base,” said Erica Rogers, President and Chief Executive Officer of Silk Road Medical. “We remain very optimistic about the future of TCAR, and we are particularly excited about the new evidence supporting TCAR in standard surgical risk patients as we prepare to expand our addressable market to include this patient population.”

Second Quarter 2021 Financial Results

Revenue for the second quarter of 2021 was $26.5 million, an increase of $11.4 million or 75%, compared to the second quarter of 2020. Second quarter revenue in 2020 included the recognition of $1.3 million in deferred revenue due to a decrease in the provision for sales returns related to certain prior sales with a shorter shelf life, coupled with the downward trend in the company’s historical returns rate. Excluding the contribution of the $1.3 million, second quarter revenue in 2021 increased 91% compared to the second quarter of 2020.

Gross profit for the second quarter of 2021 was $19.9 million compared to $9.8 million for the second quarter of 2020. Gross margin for the second quarter of 2021 increased to 75% compared to 65% in the second quarter of 2020.  The prior period gross margin included unfavorable production variances as a result of temporarily idled manufacturing operations and lower demand due to COVID-19.

Operating expenses were $29.8 million for the second quarter of 2021, compared to $19.2 million in the corresponding prior year period, which represents an increase of 56%. The increase was driven by growth in personnel and continued commercialization and product development initiatives as well as the resumption of travel, tradeshow and other expenses as the impacts of COVID-19 declined compared to the second quarter of 2020.

Net loss was $10.5 million in the second quarter of 2021, or a loss of $0.31 per share, as compared to a loss of $10.4 million, or $0.32 per share, in the corresponding period of the prior year.

Cash, cash equivalents, and short-term investments were $128.1 million as of June 30, 2021.

2021 Financial Guidance

Silk Road Medical projects revenue for the full year 2021 to range from $104 million to $109 million, which represents 38% to 45% growth over the company’s prior year revenue. This compares to previous revenue guidance of $103 million to $108 million.

Conference Call

Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Thursday, July 29, 2021 to discuss its second quarter 2021 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID: 8730669. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company’s flagship procedure, TransCarotid Artery Revascularization (TCAR), is clinically proven to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter,  LinkedIn and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, progress made on achieving our corporate goals, and the overall strength of our business and culture. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on May 10, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investors:

Lynn Lewis or Caroline Paul

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$26,456	$15,094	$48,509	$34,027
Cost of goods sold	6,598	5,336	12,137	10,586
Gross profit	19,858	9,758	36,372	23,441
Operating expenses:
Research and development	7,261	3,393	12,744	6,522
Selling, general and administrative	22,549	15,758	43,743	35,450
Total operating expenses	29,810	19,151	56,487	41,972
Loss from operations	(9,952)	(9,393)	(20,115)	(18,531)
Interest income	47	299	142	702
Interest expense	(628)	(1,203)	(1,250)	(2,406)
Other income (expense), net	(6)	(56)	(10)	(59)
Net loss	(10,539)	(10,353)	(21,233)	(20,294)
Other comprehensive loss:
Unrealized gain (loss) on investments, net	(3)	(126)	(36)	314
Net change in other comprehensive loss	(3)	(126)	(36)	314

Net loss and comprehensive loss	$(10,542)	$(10,479)	$(21,269)	$(19,980)

Net loss per share, basic and diluted	$(0.31)	$(0.32)	$(0.62)	$(0.63)

Weighted average common shares used to compute net loss per share, basic and diluted	34,534,099	32,682,360	34,435,812	32,010,335

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$101,849	$69,466
Short-term investments	26,293	78,016
Accounts receivable, net	11,747	9,070
Inventories	12,771	9,989
Prepaid expenses and other current assets	5,877	6,787
Total current assets	158,537	173,328
Property and equipment, net	3,428	2,844
Restricted cash	310	310
Other non-current assets	5,931	2,832
Total assets	$168,206	$179,314
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,958	$2,598
Accrued liabilities	14,705	16,957
Total current liabilities	16,663	19,555
Long-term debt	48,614	48,533
Other liabilities	6,791	3,726
Total liabilities	72,068	71,814
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	35	34
Additional paid-in capital	356,224	346,318
Accumulated other comprehensive income	3	39
Accumulated deficit	(260,124)	(238,891)
Total stockholders' equity	96,138	107,500
Total liabilities and stockholders' equity	$168,206	$179,314